Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 20, 2021, with respect to the consolidated financial statements of Dion Holdco Limited, in the Registration Statement (Form S-1) and related Prospectus of Candela Medical, Inc. dated October 1, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 1, 2021